Exhibit (h) (16)
Calamos Investment Trust
Amendment to Transfer Agent Servicing Agreement
     This is an amendment (the “Amendment”) to the Transfer Agent Servicing Agreement, dated January 1, 2007, by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC (the “Agreement”).
     In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:
     1. Exhibit A of the Agreement is hereby changed as follows:
          The Calamos Fund Complex shall mean:
Calamos Investment Trust
Calamos Growth Fund
Calamos Blue Chip Fund
Calamos Value Fund
Calamos Growth & Income Fund
Calamos International Growth Fund
Calamos Global Growth & Income Fund
Calamos High Yield Fund
Calamos Convertible Fund
Calamos Market Neutral Income Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Government Money Market Fund
Calamos Total Return Bond Fund
Calamos 130/30 Equity Growth Fund
Calamos New World Growth Fund
Calamos Advisors Trust
Calamos Growth and Income Portfolio
     All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.
[SIGNATURE PAGE FOLLOWS]

     Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.
Dated: March 7, 2008

Calamos Investment Trust		U.S. Bancorp Fund Services LLC

By:	/s/ Stathy Darcy	By:	/s/ Michael McVoy
Name:	Stathy Darcy	Name:	Michael McVoy
Title:	Secretary	Title:	Executive Vice President

Calamos Advisors Trust

By:	/s/ Stathy Darcy
Name:	Stathy Darcy
Title:	Secretary